Exploration License and Option to Lease Agreement

This Exploration License and Option to Lease Agreement ("Agreement") is made and entered into by and among Earl W. Abbott, Diane M. Abbott, Stanley B. Keith and Susan Jo Keith (collectively "Owner"), and Tornado International Gold Corp., a Nevada corporation ("Tornado").

Recitals

A. Owner owns certain unpatented mining claims situated in Elko, County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (the "Property").

B. Owner desires to grant to Tornado a limited license to enter on and the option to lease the Property and Tornado desires to receive such a limited license and the option to lease the Property from Owner upon the terms and conditions of this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. **Definitions.** The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Effective Date" means Octboer 1, 2005.

1.2 "Governmental Regulations" means all directives, edicts, laws, orders, ordinances, regulations and orders of governmental authority.

1.3 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other metals, mineral elements, mineral compounds, mineral materials (including aggregate, sand and gravel) and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

1.4 "Mining Lease" means the Mining Lease in the form of Exhibit B attached to and by this reference incorporated in this Agreement to be entered by Owner and Tornado on Tornado's exercise of the Option.

1.5 "Option" means the option granted to Owner to Tornado to enter into the Mining Lease.

1.6 "Owner" means collectively Earl W. Abbott, Diane M. Abbott, Stanley B. Keith and Susan Jo Keith, and their heirs, successors and assigns.

1.7 "Property" means the unpatented mining claims described in Exhibit A attached to and by this reference incorporated in this Agreement.

1.8 "Tornado" means Tornado International Gold Corp., a Nevada corporation, and its successors and assigns.

2. Term. The term of this Agreement shall commence on the Effective Date and shall expire six (6) months after the Effective Date, unless this Agreement is sooner terminated, canceled or extended.

3. Grant of License. Owner grants to Tornado a license to enter on the Property for the purpose of conducting nondisturbance exploration for Minerals, including geological mapping, sampling and assaying and geochemical and geophysical surveys, including reasonable right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located on the Property as may be reasonably needed for such purposes. Tornado shall have no right to extract, mine or remove any Material, minerals or mineral substances from the Property for any commercial purpose, sale or use.

4. Option. Owner grants to Tornado the option to lease the Property in accordance with the terms of the Mining Lease. If Tornado elects to exercise the Option, Tornado shall deliver written notice to Owner. Tornado's notice shall describe the portion of the Property which Tornado elects to include in the description of the Property subject to the Mining Lease. The parties shall prepare a description of the Property subject to the Mining Lease which shall be identified as Exhibit A and shall be attached to the Mining Lease. On Owner's receipt of Tornado's notice of exercise of the Option, the parties shall complete, execute and deliver the Mining Lease within thirty (30) days after Owner's receipt of Tornado's notice of its election to exercise the Option. On the parties' execution of the Mining Lease, this Agreement shall terminate.

5. Payments. In consideration of Owner's grant of the license and Option, Tornado has paid the federal annual mining claim maintenance fees for the Property in the sum of $30,875.00.

6. Compliance With The Law. Tornado shall, at Tornado's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Tornado, including but not limited to all exploration and development work performed by Tornado during the term of this Agreement. Tornado shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and Tornado shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to Tornado's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with Tornado in Tornado's application for governmental licenses, permits and approvals, the costs of which shall be borne by Tornado.

7. Exploration Program and Security. Before Tornado commences the performance of exploration on the Property, Tornado, at its sole cost, shall obtain and deliver security for the performance of Tornado's reclamation obligations under all applicable Governmental Regulations.

8. Liens and Notices of Non-Responsibility. Tornado agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Tornado, and to pay, and defend, indemnify and hold harmless Owner against and from, all indebtedness and liabilities incurred by or for Tornado which may or might become a lien, charge or encumbrance; except that Tornado need not discharge or release any such lien, charge or encumbrance so long as Tornado disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner. Subject to Tornado's right to post a bond in accordance with the foregoing, if Tornado does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by Tornado to Owner on demand with interest at the Interest Rate.

9. Insurance and Indemnity.

9.1 Tornado's Liability Insurance. Tornado shall, at Tornado's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with a contractual liability endorsement insuring Tornado's performance of Tornado's indemnity obligations of this Agreement.

9.2 Form and Certificates. The policy of insurance required to be carried by Tornado pursuant to this Section shall be with a company approved by Owner and shall have a Best's Insurance Rating of at least A-V. Such policy shall name Owner as additional insured and contain a cross-liability and severability endorsement. Tornado's insurance policy shall also be primary insurance, without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of Tornado's insurance policy shall be provided to Owner before any entry by Tornado or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

9.3 Waiver of Subrogation. Tornado and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Tornado and in force at the time of such loss or damage.

9.4 Indemnification. Owner shall not be liable to Tornado and Tornado waives all claims against Owner for any injury to or death of any person or damage to or destruction of any

personal property or equipment or theft of property occurring on or about the Property or to Tornado's business conducted on the Property. Tornado shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Tornado or Tornado's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Tornado in the performance of any obligation on the part of Tornado to be performed under the terms of this Agreement (all of the foregoing collectively referred to as "General Indemnity Claims"), excluding, however, the negligence of Owner of which negligence Owner has actual knowledge and reasonable time to correct. Tornado agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of Tornado contained in this Section shall survive the expiration of the term or sooner termination of this Agreement.

10. Environmental.

10.1 Definitions. Applicable Environmental Laws means any applicable Federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of Federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

10.2 Notice of Violations. Tornado shall notify Owner of any violation of Applicable Environmental Laws occurring on the Property.

10.3 Environmental Indemnity. Tornado shall promptly reimburse, indemnify, defend (with legal counsel acceptable to Owner, whose consent shall not unreasonably be withheld) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to Tornado's activities on the Property or its non-compliance with Applicable Environmental Laws in connection with Tornado's use of the Property.

10.4 Survival. The provisions of this Section are in addition to the other provisions of this Agreement and shall survive any termination or expiration of this Agreement.

11. Relationship of the Parties.

11.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any

partnership, mining partnership or other partnership relationship, or fiduciary relationship between them.

11.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest of right offered to it outside the scope of this Agreement.

12. Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and Tornado's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner as not to unreasonably hinder, delay or interfere with the operations of Tornado.

13. Reports. On the expiration or termination of this Agreement, Tornado shall deliver to Owner a report of all exploration, operations and work conducted by Tornado on the Property.

14. Title. Regarding the unpatented mining claims which constitute all or a portion of the Property, Owner represents, to Owner's best knowledge, that: (a) the claims were properly located in accordance with applicable Governmental Regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely; (c) the claims are in good standing and Owner has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (d) the claims are free and clear of all liens, claims and encumbrances created by or through Owner, except as otherwise provided in this Agreement. Owner makes no representation or warranty concerning the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property.

15. Maintenance of Property. Owner acknowledges that Tornado paid the federal annual mining claim maintenance fees for the assessment year September 1, 2006, to September 1, 2006. If the term of this Agreement is extended beyond six (6) months, the following provisions shall apply. Beginning with the annual assessment work period of September 1, 2006 to September 1, 2007, and for each annual assessment work year commencing during the term of this Agreement, Lessee shall perform for the benefit of the Unpatented Claims which are part of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements, if any, of all applicable Governmental Regulations, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate Federal, state and local office as required by applicable Governmental Regulations and ordinances, provided that if Tornado elects to terminate this Agreement before July 1 of any year, it shall have no further obligation to

perform annual assessment work nor to prepare, record and/or file evidence of the same with respect to that year for the Unpatented Claims. If under applicable Governmental Regulations, Federal annual mining claim maintenance or rental fees are required to be paid for the Unpatented Claims which constitute all or part of the Property, beginning with the annual assessment work year of September 1, 2006 to September 1, 2007, Tornado shall timely and properly pay the Federal annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal annual mining claim maintenance or rental fees and of Owner's intention to hold the Property, provided that if Tornado elects to terminate this Agreement before July 1 of any year, it shall have no further obligation to pay the fees and record or file proof of payment of the fees with respect to that year for the Unpatented Claims.

16. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

16.1 Compliance with Laws. That it has complied with all applicable Governmental Regulations regarding the terms of and performance of its obligations under this Agreement.

16.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

16.3 Costs. That is shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17. Termination by Owner. In the event of any default or failure by Tornado to comply with any of the covenants, terms or conditions of this Agreement, Owner shall be entitled to give Tornado written notice of the default which shall specify details of the default. If such default is not remedied within ten (10) days after Tornado's receipt of the notice, provided the default can reasonably be done within that time, or, if not, if Tornado has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Tornado of Owner's termination of this Agreement.

18. Termination by Tornado. Tornado may at any time terminate this Agreement by giving thirty (30) days written notice to Owner. If Tornado terminates this Agreement, Tornado shall perform all obligations which accrue or become due before the termination date.

19. Surrender. On expiration of the term of or sooner termination of this Agreement, except on Tornado's exercise and closing of the Option, Tornado shall surrender the Property promptly to Owner and shall remove from the Property, at Tornado's sole cost, all buildings, structures, and equipment. After termination of this Agreement, Tornado shall have the right to enter on the Property to perform its obligations for compliance with reclamation or restoration of the Property. Tornado shall commence reclamation and restoration of the Property immediately on expiration of or sooner termination of this Agreement in accordance with all applicable

Government Regulations. Tornado shall diligently perform reclamation and restoration of the Property such that Tornado's reclamation and restoration shall be completed at the earliest possible time, and no later than the date required for completion by any Governmental Entity.

20. Data. Within sixty (60) days following termination of this Agreement, except on Tornado's exercise and closing of the Option, Tornado shall deliver to Owner copies of all data regarding the Property in Tornado's possession at the time of termination which before termination have not been furnished to Owner. Tornado shall have no liability on account of any such information received or acted on by Owner or any other party to whom Owner delivers such information.

21. Confidentiality. The data and information, including the terms of this Agreement, coming into the possession of Tornado by virtue of this Agreement, shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under the laws and regulations of the United States or any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Tornado agrees with respect to any public announcements or disclosures so required, including the announcement of the execution of this Agreement, if any, to inform Owner of the content of the announcement or disclosure in sufficient time to permit Owner to jointly or simultaneously make a similar public announcement or disclosure if the other parties so desire, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to which such conveyance or assignment is anticipated or with whom such negotiations for loans are undertaken, upon obtaining from such party an agreement to hold confidential any information so furnished.

22. Assignment. Tornado shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which may not be withheld unreasonably. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.

23. Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressees local time shall be deemed delivered the next day.

If to Owner: Stanley B. Keith
Susan Jo Keith

PO Box 950
Sonoita, AZ 85637

Earl W. Abbott
Diane M. Abbott
3841 Amador Way
Reno, NV 89502

If to Tornado: Tornado International Gold Corp.
8600 Technology Way, Suite 118
Reno, NV 89521

24. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

25. Whole Agreement. The parties agree that the whole agreement between them is written in this Agreement and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

26. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

27. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

28. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

29. Time of Essence. Time is of the essence in the performance of all obligations of the parties under this Agreement.

30. Release Instrument. Within ten (10) days after the expiration or earlier termination of this Agreement, Tornado shall execute, acknowledge and deliver to Owner an instrument of release by which Tornado releases all of its rights under this Agreement and conveys to Owner

all of Tornado's right, title and interest in and to the property free and clear of any burdens, claims, encumbrances or liens created by, through or under Tornado.

31. Brokers. Each party warrants that it has had no dealings with any real estate broker or agent in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any brokerage or finder's fee is due in connection with this Agreement.

The parties have executed this Agreement effective as of the Effective Date.

Earl W. Abbott

Diane M. Abbott

Stanley B. Keith

Susan Jo Keith

Tornado International Gold Corp.

By: ______________________

Title: President

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Exploration License and Option to Lease Agreement was acknowledged before me this 5th day of ~~March~~, 2006, by Earl W. Abbott.
20th day of april

Jessica Newsom
Notary Public

JESSICA NEWSOM
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 06-103325-2 - Expires November 15, 2009

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Exploration License and Option to Lease Agreement was acknowledged before me this 20 day of ~~March~~ april, 2006, by Diane M. Abbott.

Jessica Newsom
Notary Public

JESSICA NEWSOM
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 06-103325-2 - Expires November 15, 2009

STATE OF ARIZONA)
ss.
COUNTY OF PIMA)

This Exploration License and Option to Lease Agreement was acknowledged before me this 5th day of March, 2006, by Stanley B. Keith.

OFFICIAL SEAL
MARIA D. RUVALCABA-JAMES
NOTARY PUBLIC - ARIZONA
PIMA COUNTY
My Comm. Expires March 19, 2010

Maria D. Ruvalcaba-James
Notary Public

STATE OF ARIZONA)
ss.
COUNTY OF PIMA)

This Exploration License and Option to Lease Agreement was acknowledged before me this 5th day of March, 2006, by Susan Jo Keith.

Maria D. Ruvalcaba-James
Notary Public

OFFICIAL SEAL
MARIA D. RUVALCABA-JAMES
NOTARY PUBLIC - ARIZONA
PIMA COUNTY
My Comm. Expires March 19, 2010

EXHIBIT A

Location: The following 247 unpatented lode mining claims are situated in Sections 4 thru 6, Township 41 North, Range 53 East, and Sections 16 thru 21 & 28 thru 33 Township 42 North, Range 53 East, Mount Diablo B&M, Elko County, Nevada and are further described as follows:

Owners:

Stanley B. Keith	and	Earl W. Abbott
P.O. Box 950		3841 Amador Way
Sonoita, Arizona 85637		Reno, Nevada 89502

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 1	4	21531	NMC 868334
JAK 2	4	21532	NMC 868335
JAK 3	4	21533	NMC 868336
JAK 4	4	21534	NMC 868337
JAK 5	4	21535	NMC 868338
JAK 6	4	21536	NMC 868339
JAK 7	4	21537	NMC 868340
JAK 8	4	21538	NMC 868341
JAK 9	4	21539	NMC 868342
JAK 10	4	21540	NMC 868343
JAK 11	4	21541	NMC 868344
JAK 12	4	21542	NMC 868345
JAK 13	4	21543	NMC 868346
JAK 15	4	21545	NMC 868348
JAK 17	4	21547	NMC 868350
JAK 19	4	21549	NMC 868352
JAK 39	4	21569	NMC 868372
JAK 40	4	21570	NMC 868373
JAK 41	4	21571	NMC 868374
JAK 42	4	21572	NMC 868375
JAK 43	4	21573	NMC 868376
JAK 44	4	21574	NMC 868377
JAK 45	4	21575	NMC 868378
JAK 46	4	21576	NMC 868379
JAK 47	4	21577	NMC 868380

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 48	4	21578	NMC 868381
JAK 49	4	21579	NMC 868382
JAK 50	4	21580	NMC 868383
JAK 51	4	21581	NMC 868384
JAK 52	4	21582	NMC 868385
JAK 53	4	21583	NMC 868386
JAK 54	4	21584	NMC 868387
JAK 55	4	21585	NMC 868388
JAK 56	4	21586	NMC 868389
JAK 57	4	21587	NMC 868390
JAK 58	4	21588	NMC 868391
JAK 59	4	21589	NMC 868392
JAK 60	4	21590	NMC 868393
JAK 61	4	21591	NMC 868394
JAK 62	4	21592	NMC 868395
JAK 63	4	21593	NMC 868396
JAK 64	4	21594	NMC 868397
JAK 65	4	21595	NMC 868398
JAK 66	4	21596	NMC 868399
JAK 67	4	21597	NMC 868400
JAK 68	4	21598	NMC 868401
JAK 69	4	21599	NMC 868402
JAK 70	4	21600	NMC 868403
JAK 71	4	21601	NMC 868404
JAK 72	4	21602	NMC 868405
JAK 73	4	21603	NMC 868406
JAK 74	4	21604	NMC 868407
JAK 75	4	21605	NMC 868408
JAK 76	4	21606	NMC 868409
JAK 77	4	21607	NMC 868410
JAK 78	4	21608	NMC 868411
JAK 79	4	21609	NMC 868412
JAK 80	4	21610	NMC 868413
JAK 81	4	21611	NMC 868414
JAK 82	4	21612	NMC 868415

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 83	4	21613	NMC 868416
JAK 84	4	21614	NMC 868417
JAK 85	4	21615	NMC 868418
JAK 86	4	21616	NMC 868419
JAK 87	4	21617	NMC 868420
JAK 88	4	21618	NMC 868421
JAK 89	4	21619	NMC 868422
JAK 90	4	21620	NMC 868423
JAK 91	4	21621	NMC 868424
JAK 92	4	21622	NMC 868425
JAK 93	4	21623	NMC 868426
JAK 94	4	21624	NMC 868427
JAK 95	4	21625	NMC 868428
JAK 96	4	21626	NMC 868429
JAK 97	4	21627	NMC 868430
JAK 98	4	21628	NMC 868431
JAK 117	4	21647	NMC 868450
JAK 118	4	21648	NMC 868451
JAK 119	4	21649	NMC 868452
JAK 120	4	21650	NMC 868453
JAK 121	4	21651	NMC 868454
JAK 122	4	21652	NMC 868455
JAK 123	4	21653	NMC 868456
JAK 124	4	21654	NMC 868457
JAK 125	4	21655	NMC 868458
JAK 126	4	21656	NMC 868459
JAK 127	4	21657	NMC 868460
JAK 128	4	21658	NMC 868461
JAK 129	4	21659	NMC 868462
JAK 130	4	21660	NMC 868463
JAK 131	4	21661	NMC 868464
JAK 132	4	21662	NMC 868465
JAK 133	4	21663	NMC 868466
JAK 134	4	21664	NMC 868467
JAK 135	4	21665	NMC 868468

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 136	4	21666	NMC 868469
JAK 137	4	21667	NMC 868470
JAK 138	4	21668	NMC 868471
JAK 139	4	21669	NMC 868472
JAK 140	4	21670	NMC 868473
JAK 141	4	21671	NMC 868474
JAK 142	4	21672	NMC 868475
JAK 143	4	21673	NMC 868476
JAK 144	4	21674	NMC 868477
JAK 145	4	21675	NMC 868478
JAK 146	4	21676	NMC 868479
JAK 147	4	21677	NMC 868480
JAK 148	4	21678	NMC 868481
JAK 149	4	21679	NMC 868482
JAK 150	4	21680	NMC 868483
JAK 151	4	21681	NMC 868484
JAK 152	4	21682	NMC 868485
JAK 153	4	21683	NMC 868486
JAK 154	4	21684	NMC 868487
JAK 155	4	21685	NMC 868488
JAK 156	4	21686	NMC 868489
JAK 157	4	21687	NMC 868490
JAK 158	4	21688	NMC 868491
JAK 159	4	21689	NMC 868492
JAK 160	4	21690	NMC 868493
JAK 161	4	21691	NMC 868494
JAK 162	4	21692	NMC 868495
JAK 163	4	21693	NMC 868496
JAK 164	4	21694	NMC 868497
JAK 165	4	21695	NMC 868498
JAK 166	4	21696	NMC 868499
JAK 167	4	21697	NMC 868500
JAK 168	4	21698	NMC 868501
JAK 169	4	21699	NMC 868502
JAK 171	4	21701	NMC 868504

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 173	4	21703	NMC 868506
JAK 175	4	21705	NMC 868508
JAK 177	4	21706	NMC 868510
JAK 187	4	21717	NMC 868520
JAK 188	4	21718	NMC 868521
JAK 189	4	21719	NMC 868522
JAK 190	4	21720	NMC 868523
JAK 191	4	21721	NMC 868524
JAK 192	4	21722	NMC 868525
JAK 193	4	21723	NMC 868526
JAK 194	4	21724	NMC 868527
JAK 195	4	21725	NMC 868528
JAK 196	4	21726	NMC 868529
JAK 197	4	21727	NMC 868530
JAK 198	4	21728	NMC 868531
JAK 199	4	21729	NMC 868532
JAK 200	4	21730	NMC 868533
JAK 201	4	21731	NMC 868534
JAK 202	4	21732	NMC 868535
JAK 203	4	21733	NMC 868536
JAK 204	4	21734	NMC 868537
JAK 205	4	21735	NMC 868538
JAK 206	4	21736	NMC 868539
JAK 207	4	21737	NMC 868540
JAK 208	4	21738	NMC 868541
JAK 209	4	21739	NMC 868542
JAK 210	4	21740	NMC 868543
JAK 211	4	21741	NMC 868544
JAK 212	4	21742	NMC 868545
JAK 213	4	21743	NMC 868546
JAK 214	4	21744	NMC 868547
JAK 215	4	21745	NMC 868548
JAK 216	4	21746	NMC 868549
JAK 217	4	21747	NMC 868550
JAK 218	4	21748	NMC 868551

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 219	4	21749	NMC 868552
JAK 220	4	21750	NMC 868553
JAK 221	4	21751	NMC 868554
JAK 222	4	21752	NMC 868555
JAK 223	4	21753	NMC 868556
JAK 224	4	21754	NMC 868557
JAK 225	4	21755	NMC 868558
JAK 226	4	21756	NMC 868559
JAK 227	4	21757	NMC 868560
JAK 228	4	21758	NMC 868561
JAK 229	4	21759	NMC 868562
JAK 230	4	21760	NMC 868563
JAK 231	4	21761	NMC 868564
JAK 232	4	21762	NMC 868565
JAK 233	4	21763	NMC 868566
JAK 234	4	21764	NMC 868567
JAK 235	4	21765	NMC 868568
JAK 236	4	21766	NMC 868569
JAK 237	4	21767	NMC 868570
JAK 238	4	21768	NMC 868571
JAK 239	4	21769	NMC 868572
JAK 240	4	21770	NMC 868573
JAK 241	4	21771	NMC 868574
JAK 242	4	21772	NMC 868575
JAK 243	4	21773	NMC 868576
JAK 244	4	21774	NMC 868577
JAK 245	4	21775	NMC 868578
JAK 246	4	21776	NMC 868579
JAK 247	4	21777	NMC 868580
JAK 248	4	21778	NMC 868581
JAK 249	4	21779	NMC 868582
JAK 250	4	21780	NMC 868583
JAK 251	4	21781	NMC 868584
JAK 252	4	21782	NMC 868585
JAK 253	4	21783	NMC 868586

EXHIBIT A

Claim Number	Elko County Book	Elko County Page	BLM Serial Number
JAK 254	4	21784	NMC 868587
JAK 255	4	21785	NMC 868588
JAK 256	4	21786	NMC 868589
JAK 257	4	21787	NMC 868590
JAK 258	4	21788	NMC 868591
JAK 259	4	21789	NMC 868592
JAK 260	4	21790	NMC 868593
JAK 261	4	21791	NMC 868594
JAK 262	4	21792	NMC 868595
JAK 263	4	21793	NMC 868596
JAK 264	4	21794	NMC 868597
JAK 265	4	21795	NMC 868598
JAK 266	4	21796	NMC 868599
JAK 267	4	21797	NMC 868600
JAK 268	4	21798	NMC 868601
JAK 269	4	21799	NMC 868602
JAK 270	4	21800	NMC 868603
JAK 271	4	21801	NMC 868604
JAK 272	4	21802	NMC 868605
JAK 273	4	21803	NMC 868606
JAK 274	4	21804	NMC 868607
JAK 275	4	21805	NMC 868608
JAK 276	4	21806	NMC 868609
JAK 277	4	21807	NMC 868610
JAK 278	4	21808	NMC 868611
JAK 279	4	21809	NMC 868612
JAK 280	4	21810	NMC 868613
JAK 281	4	21811	NMC 868614
JAK 282	4	21812	NMC 868615
JAK 283	4	21813	NMC 868616
JAK 284	4	21814	NMC 868617
JAK 285	4	21815	NMC 868618
JAK 286	4	21816	NMC 868619
JAK 287	4	21817	NMC 868620
JAK 288	4	21818	NMC 868621

Mining Lease and Option to Purchase Agreement

This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and among Earl W. Abbott, Diane M. Abbott, Stanley B. Keith and Susan Jo Keith (collectively "Owner"), and Tornado International Gold Corp., a Nevada corporation ("Tornado").

Recitals

A. Owner owns the unpatented mining claims situated in Elko County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the "Property").

B. Owner and Tornado are parties to the Exploration License and Option to Lease Agreement dated October 1, 2005, pursuant to which Tornado has exercised its option to enter into this Agreement.

C. Owner desires to lease the Property to Tornado and to grant to Tornado the option to acquire ownership of the Property.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Area of Interest" means the geographic area within two (2) miles from the exterior boundaries of the Property on the Effective Date.

1.2 "Closing Date" means the date on which Tornado's purchase of the Property is closed in accordance with Section 5.

1.3 "Effective Date" means **[insert date of exercise of option under Exploration License].**

1.4 "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.5 "Interest Rate" means the prime interest rate established by the Department of Business and Industry of the State of Nevada plus two percent (2%) per annum.

1.6 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.7 "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper,

lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.8 "Minimum Payments" means the minimum payments payable by Tornado in accordance with Section 4.1.

1.9 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit 1 attached to and part of Exhibit B attached to and part of the conveyance to be executed and delivered in accordance with Section 5.5.

1.10 "Option" means the option granted by Owner to Tornado to acquire ownership of the Property.

1.11 "Owner" means collectively Earl W. Abbott, Diane M. Abbott, Stanley B. Keith and Susan Jo Keith and their heirs, successors and assigns.

1.12 "Property" means the unpatented mining claims described in Exhibit A, plus any additional unpatented mining claims which are made subject to this Agreement in accordance with its terms.

1.13 "Purchase Price" means the purchase price for the Property described in Section 5.

1.14 "Royalty" means the production royalty payable by Tornado to Owner in accordance with Section 4.2.

1.15 "Tornado" means and Tornado International Gold Corp., a Nevada corporation, and its successors and assigns.

2. Lease and Grant of Rights. Owner leases the Property to Tornado and grants Tornado the rights and privileges described in this Section.

2.1 Lease. Owner leases the Property to Tornado for the purposes of exploration for Minerals, provided, however, that Tornado shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

2.2 Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Tornado shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Tornado in its operations on the Property. On termination of this Agreement, except on Tornado's exercise and closing of the Option, Tornado shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by Tornado during the term of this Agreement. If Tornado exercises and closes the Option, Owner shall

assign and convey to Tornado all permits and water rights appurtenant to the Property.

3. **Term.** The initial term of this Agreement shall commence on the Effective Date and shall expire twenty (20) years after the Effective Date, unless this Agreement is sooner terminated, canceled or extended. Owner grants to Tornado and Tornado shall have the option and right to extend the term of this Agreement for additional extension terms of one (1) year each on the express condition that Tornado is conducting exploration, development or mining activities on the Property at the expiration of the term immediately preceding the proposed extension term and Tornado is current in its performance of all of its obligations under this Agreement, including, expressly, Tornado's payment obligations.

4. **Payments.** Tornado shall make the following payments to Owner:

4.1 **Minimum Payments.** On the dates described below, Tornado shall pay to Owner the sums ("Minimum Payments") described below:

Date	Payment Amount
Effective Date of this Agreement	$22,500.00
Second anniversary of the Effective Date	30,000.00
Third anniversary of the Effective Date	37,500.00
Fourth anniversary of the Effective Date	50,000.00
Fifth anniversary of the Effective Date	62,500.00
Sixth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date	100,000.00

The Minimum Payments which are paid after the fourth anniversary of the Effective Date and completion of a bankable positive feasibility study for the development of a mine on the Property shall constitute advance payments of the Royalty and shall be credited in Tornado's favor against its Royalty payment obligations.

4.2 **Production Royalty.** Tornado shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The Royalty percentage rate for the Property shall be four percent (4%) of the Net Smelter Returns. The Royalty percentage rate for the production of Minerals from any unpatented mining claims located by Tornado or Owner outside the exterior boundaries of the Property and within the Area of Interest shall be four percent (4%) of the Net Smelter Returns and the Royalty percentage rate for the production of Minerals from any mineral rights, mining claims outside the exterior boundaries of the Property and within the Area of Interest which Tornado acquires from any third party shall be one percent (1%) of the Net Smelter Returns (the "Area of Interest Royalty").

Tornado shall have the option to acquire the royalty (the "Royalty Option") in accordance with Section. Tornado shall have the option to purchase one-half (1/2) of the Royalty applicable to the Property representing two percent (2%) of the Net Smelter Returns. Tornado shall have the right to elect to purchase such part of the Royalty in increments representing one percent (1%) of the Net Smelter Returns and the purchase price for each such increment shall be One Million Five Hundred Thousand Dollars ($1,500,000). Tornado shall have the option to

purchase one-half (1/2) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties which Tornado acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the Area of Interest Royalty shall be Five Hundred Thousand Dollars ($500,000) for the one-half percent (.5%) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties which Tornado acquires from any third party.

4.3 **Method of Payment.** Except as otherwise provided in this Agreement, all payments by Tornado to Owner shall be paid by check delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner. Tornado shall be obligated to deliver a single check or payment and shall have no liability or responsibility for allocation of the payment among the members of Owner.

4.4 **Interest.** If any Minimum Payment or other amount payable by Tornado remains delinquent for a period in excess of thirty (30) days, Tornado shall pay to Owner interest from and after the due date at the Interest Rate.

4.5 **Currency.** All sums referred to in this Agreement are in United States currency.

5. **Option.** Owner grants to Tornado the exclusive right to acquire ownership of the Property, subject to the Royalty reserved by Owner and subject to Tornado's obligations under the conveyance executed and delivered by Owner on the closing of the Option. Tornado may exercise the Option at any time after: (a) Tornado has paid to Owner Minimum Payments in the sum of One Hundred Five Thousand Dollars ($105,000); and (b) Tornado has completed a bankable positive feasibility study for the development of a mine on the Property and Tornado has provided to Owner a copy of the positive bankable feasibility study. Tornado may exercise the Royalty Option at any time before Tornado completes a bankable positive feasibility study for the development of a mine on the Property and has provided to Owner a copy of the bankable positive feasibility study, provided, however, that if Tornado does not exercise the Royalty Option, the Royalty Option shall be terminated and of no effect.

5.1 **Notice of Election.** If Tornado elects to exercise the Option, Tornado shall deliver written notice to Owner. On Owner's receipt of Tornado's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner's delivery of the notice.

5.2 **Real Property Transfer Taxes.** Tornado shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option. The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

5.3 **Proration of Taxes.** Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month. The parties acknowledge that there are presently no real property taxes assessed

against unpatented mining claims, including the unpatented mining claims which constitute the Property.

5.4 Payment on Closing. On closing of the Option, Tornado shall pay the Purchase Price to Owner, in cash or by wire transfer to an account designated by Owner.

5.5 Conveyance on Closing. If Tornado exercises and closes the Option, Owner shall execute and deliver to Tornado a conveyance of the Property in the form of Exhibit B attached to and by this reference incorporated in this Agreement. On the closing of the Option, the parties shall complete the conveyance by (a) inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option; (b) inserting the Royalty percentage rates which shall be taken from Section 4.2 of this Agreement, unless on exercise of the Option Tornado exercises and closes the Royalty Option, in which case the Royalty percentage rates as reduced shall be inserted in the conveyance; and (c) inserting the schedule of Minimum Payments applicable after the closing of the Option. The execution, delivery and recording of the conveyance shall not constitute a merger of Tornado's obligations under this Agreement which shall survive the closing of the Option, specifically, the obligations expressly stated in the conveyance and Tornado's obligations which accrue, but are not fully performed, before the closing of the Option, including the obligations under Sections 4.1, 6, 7.3, 9, 10, 11, 12, 13 and 22 of this Agreement. Owner and Tornado shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.6 Effect of Closing. On closing of the Option, Tornado shall own the Property, subject to the Royalty reserved by Owner and Tornado's obligations stated in the conveyance of the Property and this Agreement shall terminate.

6. Compliance With The Law. Tornado shall, at Tornado's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Tornado, including but not limited to all exploration and development work performed by Tornado during the term of this Agreement. Tornado shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and Tornado shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to Tornado's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with Tornado in Tornado's application for governmental licenses, permits and approvals, the costs of which shall be borne by Tornado.

7. Tornado's Work Practices and Reporting.

7.1 Work Practices. Tornado shall work the Property in a miner-like fashion.

7.2 Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in Tornado's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does

not interfere with the operations of Tornado.

7.3 **Reports.** On or before March 1 following each Lease Year during which this Agreement is effective, Tornado shall deliver to Owner a report of all of Tornado's activities conducted on the Property for the previous calendar year.

8. **Scope of Agreement.** This Agreement shall extend to and include the unpatented mining claims described in Exhibit A attached to this Agreement and in the exhibits which are part of this Agreement, and all other interests, mining claims and property rights made part of and subject to this Agreement in accordance with this Section. All unpatented mining claims located by Owner or Tornado which are partially or wholly in the Area of Interest shall be located for Owner's benefit and shall be part of and subject to this Agreement. If a party locates any unpatented mining claims in the Area of Interest, the locator shall promptly notify the other party. The parties shall execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly located unpatented mining claims are part of the Property and are subject to this Agreement. The amendment may be recorded by either party.

9. **Liens and Notices of Non-Responsibility.** Tornado agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Tornado, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Tornado which may or might become a lien, charge or encumbrance; except that Tornado need not discharge or release any such lien, charge or encumbrance so long as Tornado disputes or contests the lien, charge or encumbrance or posts a bond sufficient to discharge lien acceptable to Owner. Subject to Tornado's right to dispute or contest the lien, charge or encumbrance or to post a bond in accordance with the foregoing, if Tornado does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by Tornado to Owner on demand with interest at the Interest Rate. Nothing in this Section shall prohibit Tornado's grant of a lien or security interest in this Agreement to secure financing for its operations on or relating to the Property.

10. **Taxes.**

10.1 **Real Property Taxes.** Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement. Tornado shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and Tornado, except that neither Owner nor Tornado shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including

the unpatented mining claims which constitute the Property.

10.2 **Personal Property Taxes.** Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

10.3 **Income Taxes.** Owner shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to Tornado, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

10.4 **Delivery of Tax Notices.** If Owner receives tax bills or claims which are Tornado's responsibility, Owner shall promptly forward them to Tornado for payment.

11. **Insurance and Indemnity.**

11.1 **Tornado's Liability Insurance.** Tornado shall, at Tornado's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of any person.

11.2 **Waiver of Subrogation.** Tornado and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Tornado and in force at the time of such loss or damage.

11.3 **Waiver and Indemnification.** Owner shall not be liable to Tornado and Tornado waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Tornado's business conducted on the Property. Tornado shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Tornado or Tornado's agents, partners, servants, employees, invitees or contractors on or about the Property.

12. **Environmental.**

12.1 **Definitions.** Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the

environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2 Tornado Hazardous Material Activities. Tornado shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with Tornado's use of the Property (collectively "Tornado Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. Tornado Hazardous Materials Activities include, without limitation, all such activities on or about the Property by Tornado's employees, partners, agents, invitees, contractors and their subcontractors. Tornado shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property, except as allowed under Applicable Environmental Laws. Tornado shall cause all Tornado Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. Tornado shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with Tornado Hazardous Materials Activities, and Tornado shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with Tornado Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Tornado to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, Tornado shall be solely responsible, at Tornado's expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. All Tornado Hazardous Materials Activities shall be performed by qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations. Tornado shall cause all Hazardous Materials present at the Property in connection with Tornado Hazardous Materials Activities to be safely and securely stored, using double containment. Tornado agrees that neither its use of the Property nor Tornado Hazardous Materials Activities shall result in contamination of the environment.

12.3 Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, Tornado shall: (a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with Tornado's use of the Property or in connection with Tornado Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities.

12.4 Environmental Indemnity. Tornado shall promptly reimburse, defend, indemnify and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not

limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to: (a) Tornado Hazardous Materials Activities; (b) any non-compliance with Applicable Environmental Laws in connection with Tornado's use of the Property; or (c) a breach of any obligation of Tornado under this Section.

12.5 Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

13. Property Maintenance.

13.1 Property Maintenance; Work Commitment.

13.1.1 Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1, 2006, to September 1, 2007, and for each succeeding annual assessment work year commencing during the term of this Agreement. Tornado shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. Tornado shall deliver to Owner proof of Tornado's compliance with this Section not less than fifteen (15) days before the applicable deadline. If Tornado elects to terminate this Agreement more than four (4) months before the deadline for performance of annual assessment work for the succeeding annual assessment year, Tornado shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.

13.1.2 Federal Mining Claim Maintenance Fees. If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2006, to September 1, 2007, Tornado shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property. Tornado shall deliver to Owner proof of Tornado's compliance with this Section not less than fifteen (15) days before the applicable deadline. If Tornado elects to terminate this Agreement more than four (4) months before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, Tornado shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

13.2 Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under

the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Tornado shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

13.3 Work Commitment. As a work commitment, on or before September 1, 2007, and on or before September 1 of each subsequent Lease Year until Tornado completes a bankable positive feasibility study, Tornado shall drill not less than 5,000 linear feet of exploration drilling on the Property or in the Area of Interest. Tornado's work commitment for the initial 5,000 feet of exploration drilling is a firm and unconditional commitment and obligation under this Agreement. If Tornado does not complete drilling of 5,000 linear feet on or before September 1, 2007, or drilling of 5,000 linear feet on or before September 1 during each subsequent Lease Year, Tornado shall have the right to pay to Owner in lieu of performance of the drilling work commitment the sum of Ten Dollars ($10.00) multiplied by the difference between 5,000 linear feet and the actual number of linear feet which Tornado drills on or before the applicable deadline. In such case, Tornado shall pay the sum to Owner within thirty (30) days following the applicable deadline. Any exploration drilling in excess of the minimum requirement shall be carried forward and credited in Tornado's favor against its exploration drilling commitment for any succeeding period. If Tornado's performance of its drilling work commitment in any period is deferred as a result of the occurrence and continuation of a force majeure event, Tornado shall be obligated to perform the deferred drilling work commitment on or before September 1 of the second year following termination of the force majeure event, provided, however, that Tornado shall retain the right to pay to Owner in lieu of performance the sum of Ten Dollars ($10.00) multiplied by the difference between the linear feet of the deferred drilling work commitment and the actual number of linear feet of such deferred drilling work commitment which Tornado drills during the applicable period. Tornado's work commitment shall terminate on Tornado's completion of a bankable positive feasibility study.

14. Relationship of the Parties.

14.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

14.2 Competition. Except as expressly provided in this Agreement, each party shall

have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15. **Inspection.** Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and Tornado's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Tornado's operations.

16. **Title.** Owner represents that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; and (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17. **Covenants, Warranties and Representations.** Each of the parties covenants, warrants and represents for itself as follows:

17.1 **Compliance with Laws.** That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

17.2 **No Pending Proceedings.** That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3 **Costs.** That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4 **Brokers.** That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

17.5 **Patriot Act.** That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

18. Termination by Owner. Any failure by Tornado to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give Tornado written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Tornado has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Tornado of Owner's termination of this Agreement. In the case of Tornado's failure to pay the Minimum Payments, Owner shall be entitled to give Tornado written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to Tornado of Owner's termination of this Agreement. On termination of this Agreement based on Tornado's default, within ten (10) days after termination Tornado shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19. Termination by Tornado. Tornado may at any time terminate this Agreement by giving written thirty (30) days advance notice to Owner. If Tornado terminates this Agreement, Tornado shall perform all obligations and pay all payments which accrue or become due before the termination date. On Tornado's termination of this Agreement, within ten (10) days after termination Tornado shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording. During the term of this Agreement, Tornado may at any time surrender any unpatented mining claim which constitutes part of the Property. If during the term of this Agreement, Tornado intends to surrender any unpatented mining claim, it shall give written notice to Owner. Owner shall have ten (10) business days following Owner's receipt of Tornado's notice during which to notify Tornado that Owner requests a reconveyance to Owner of the mining claim(s) proposed to be surrendered by Tornado. If Owner does not request a reconveyance of the mining claim(s) within the foregoing described ten (10) day period, Owner shall be deemed to have irrevocably waived its right to request a reconveyance of the surrendered mining claim(s) and Tornado shall be relieved of its obligation to maintains any such mining claim(s). If Owner requests that Tornado reconvey the mining claim(s) within the foregoing described ten (10) day period, Tornado shall promptly execute and deliver to Owner a quitclaim deed of Tornado's right, title and interest in and to the mining claim(s) to be surrendered. At such time Owner shall assume and perform the obligations to maintain the mining claim(s) which accrue or arise after the date of Tornado's delivery of its notice of intent to surrender such mining claim(s).

20. Surrender of Property. On expiration or termination of this Agreement, except on Tornado's exercise of the Option, Tornado shall surrender the Property promptly to Owner and at Tornado's sole cost shall remove from the Property all of Tornado's buildings, equipment and structures. Tornado shall reclaim the Property in accordance with all applicable Governmental Regulations. Tornado shall diligently perform reclamation and restoration of the Property such that Tornado's reclamation and restoration shall be completed before expiration of this Agreement and not later than the date required under any Governmental Regulations.

21. Data. Within thirty (30) days following termination of this Agreement, except on Tornado's exercise of the Option, Tornado shall deliver to Owner copies of all data regarding the

Property in Tornado's possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, Tornado shall deliver to Owner all drilling core, samples and sample splits taken from the Property.

22. **Confidentiality.** The data and information, including the terms of this Agreement, coming into Tornado's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. Tornado agrees to inform Owner of the content of the announcement or disclosure in sufficient time to permit Owner to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23. **Assignment.**

23.1 **Tornado's Assignment.** Tornado shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which shall not be withheld unreasonably. Owner shall respond to Tornado's request for consent within ten (10) days following Owner's receipt of Tornado' request, and if Owner does not timely inform Tornado that Owner does not consent to the proposed Transfer, Owner shall be deemed to have approved the Transfer. If Owner denies Tornado's request for consent to the proposed Transfer, Owner shall deliver to Tornado a written statement of Owner's reasons for denial of Tornado's request for consent and, if Tornado contests Owner's denial of Tornado's request for consent, Owner shall be barred and estopped from asserting as the basis for Owner's denial of consent any reason which is not expressly described in Owner's statement. Tornado shall have the right to assign, convey, sublease, license or otherwise transfer all or any part of its interest in this Agreement or the Property, to any affiliated or subsidiary company of Tornado or any joint venture, limited liability company or partnership of which Tornado is a member without Owner's prior written consent.

23.2 **Owner's Assignment.** Subject to the provisions of this Section, Owner shall have the right to assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect Tornado's obligations under this Agreement unless and until Owner delivers and Tornado receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until Tornado receives Owner's notice and the documents required to be delivered under this Section, Tornado may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Tornado's obligations or diminish Tornado's rights under this Agreement.

24. **Force Majeure.** The respective obligations of the parties, except Tornado's obligations to pay the Minimum Payments, maintain insurance coverage and to perform or pay Property maintenance obligations, including the federal annual mining claim maintenance fees, shall be suspended during the time and to the extent that the parties are prevented from compliance, in whole or in part, by accident, act or restraint of any lawful authority, earthquake, equipment unavailability, fire, flood, labor shortage, stoppage or strike, application or imposition of Governmental Regulations which prohibit or unreasonably hinder or interfere with Tornado's operations on the Property, including delay or refusal in the issuance of license or permit approvals and other causes of the same or other character beyond the reasonable control of the parties.

25. **Memorandum Agreement.** The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

26. **Notices.** Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	Stanley B. Keith Susan Jo Keith PO Box 950 Sonoita, AZ 85637
	Earl W. Abbott Diane M. Abbott 3841 Amador Way Reno, NV 89502
If to Tornado:	Tornado International Gold Corp. 8600 Technology Way, Suite 118 Reno, NV 89521

27. **Binding Effect of Obligations.** This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

28. **Entire Agreement.** The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same

formality as this Agreement.

29. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

30. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

31. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

32. Time of Essence. Time is of the essence in the performance of the parties' obligations under this Agreement.

The parties have executed this Agreement effective as of the Effective Date.

The parties have executed this Agreement effective as of the Effective Date.

____
Earl W. Abbott

____
Diane M. Abbott

____
Stanley B. Keith

____
Susan Jo Keith

Tornado International Gold Corp.

By______________________________
Title:____________________________

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on ____________________________, by Earl W. Abbott.

____
Notary Public

STATE OF NEVADA,)
ss.
COUNTY OF WASHOE.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on ____________________________, by Diane M. Abbott.

____
Notary Public

)
ss.
)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on ____________________________, by Stanley B. Keith.

____
Notary Public

)
ss.
)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on ____________________________, by Susan Jo Keith.

____
Notary Public

No APN – unpatented mining claims

Recorded at the request of
and when recorded return to:
Tornado International Gold Corp.
8600 Technology Way, Suite 118
Reno, NV 89521

Quitclaim Deed With Reservation of Royalty

This Quitclaim Deed With Reservation of Royalty ("Deed") is made by and among Earl W. Abbott, Diane M. Abbott, Stanley B. Keith and Susan Jo Keith (collectively "Owner"), and Tornado International Gold Corp., a Nevada corporation ("Tornado").

Recitals

A. Owner and Tornado are parties to the Mining Lease and Option to Purchase Agreement dated effective ______________________ (the "Agreement"), concerning the unpatented mining claims situated in Elko County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Deed (collectively the "Royalty Property"), in accordance with which Owner agreed to sell to Tornado all of Owner's right, title and interest in and to the Royalty Property, subject to Owner's reservation to Owner of the production royalty (the "Royalty") and other obligations described in this Deed.

B. Owner and Tornado have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

In consideration of the parties' rights and obligations under the Agreement, the parties agree as follows:

1. **Quitclaim.** Owner quitclaims to Tornado, and its assigns and successors forever, all of Owner's right, title and interest in the Royalty Property, except and subject to Owner's reserved Royalty and the parties' rights and obligations under this Deed.

2. **Royalty.** Owner grants, reserves and retains to itself, and Owner's assigns and successors forever, and Tornado agrees and covenants to pay to Owner, and Owner's assigns and successors, a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The production royalty percentage rate shall be ____ percent (%)

of the Net Smelter Returns for the production of Minerals from any mineral rights, mining claims or other properties in the Area of Interest which Tornado acquired from any third parties, all as described in Exhibit A.

2.1 **Burden on Royalty Property.** The Royalty shall burden and run with the Royalty Property, including any amendments, conversions to a lease or other form of tenure, relocations or patent of all or any of the unpatented mining claims which comprise all or part of the Royalty Property. On amendment, conversion to a lease or other form of tenure, relocation or patenting of any of the unpatented mining claims which comprise all or part of the Royalty Property, Tornado agrees and covenants to execute, deliver and record in the office of the recorder in which all or any part of the Royalty Property is situated an instrument by which Tornado grants to Owner the Royalty and subjects the amended, converted or relocated unpatented mining claims and the patented claims, as applicable, to all of the burdens, conditions, obligations and terms of this Deed.

2.2 **Minimum Payments.** On the dates described below, Tornado shall pay to Owner the sums ("Minimum Payments") described below:

Date	Payment Amount
[insert applicable payment schedule]	

The Minimum Payments paid after April 15, 2008, under the Agreement or this Deed shall constitute advance payments of the Royalty and shall be credited in Tornado's favor against its Royalty payment obligations. The Minimum Payments paid under the Agreement which constituted advance payments of the Royalty shall also be credited in Tornado's favor against its Royalty payment obligations. Tornado's Minimum Payment obligations shall terminate on the cessation of the mining of or exploration for Minerals from the Property and the Area of Interest and Tornado's delivery of formal notice to regulatory agencies having jurisdiction of Tornado's operations on the Property and in the Area of Interest that Tornado has ceased mining operations and commenced reclamation of the mine on the Property or in the Area of Interest.

2.3 **Payment of Royalty.** Tornado shall calculate and pay the Royalty monthly in accordance with the provisions of Exhibit 1. If Tornado does not timely pay the Royalty, Owner may give written notice to Tornado that Tornado is in default of its obligations under this Deed, and unless within five (5) business days following receipt by Tornado of such notice Owner receives the delinquent Royalty payment, then Tornado shall pay interest on the delinquent payment at the rate of ten percent (10%) per annum which shall accrue from the day the delinquent Royalty payment was due to the date of payment of the Royalty and accrued interest. Tornado shall pay all of Owner's attorney's fees and all other costs incurred by Owner to collect the delinquent Royalty payment.

2.4 **Production Records.** Tornado shall keep true and accurate accounts, books and records of all of its activities, operations and production of minerals on the Royalty Property.

2.5 **Delivery of Payments.** Tornado shall deliver the payments under this Deed to Owner by check delivered to Owner's address as stated in this Deed or by wire transfers to an account designated by Owner.

3. **Commingling.** Tornado shall have the right to commingle minerals from the Royalty Property with minerals mined from other properties. Not less than sixty (60) days before commencement of commingling, Tornado shall notify Owner and shall deliver to Owner Tornado's proposed commingling plan for Owner's review. Before Tornado commingles any minerals produced from the Royalty Property with minerals from other properties, the minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. Tornado shall keep detailed accounts and records which show measures, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the minerals. From this information, Tornado shall determine the amount of the Royalty due and payable to Owner for minerals produced from the Royalty Property commingled with minerals from other properties.

4. **Reports.** Not later than March 1 of each calendar year, Tornado shall deliver to Owner a comprehensive report of all exploration, development and mining activities and operations conducted by Tornado on or relating to the Property during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Royalty Property for the succeeding year. Tornado shall provide Owner reasonable access to all data and information generated regarding the Royalty Property.

5. **Inspections.** Owner, or its authorized agents or representatives, may enter upon all surface and subsurface portions of the Royalty Property for the purpose of inspecting the Royalty Property and all improvements and operations on the Royalty Property, as well as inspecting and copying all accounts and records, including without limitation such accounts and records which are maintained electronically, pertaining to all activities and operations on or relating to the Royalty Property, the improvements or operations.

6. **Compliance with Laws, Reclamation, Environmental Obligations and Indemnities.**

6.1 **Compliance with Laws.** Tornado shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to Tornado's activities and operations on or relating to the Royalty Property.

6.2 Reclamation, Environmental Obligations and Indemnities. Tornado shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to Tornado's activities or operations on or relating to the Royalty Property. Tornado shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney's fees and legal costs), liabilities and responsibilities arising from or relating to Tornado's activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property. Tornado's obligations under this Section shall survive the abandonment, surrender or transfer of the Royalty Property.

7. Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively "Materials") resulting from Tornado's operations and activities on the Royalty Property shall be Tornado's sole property, but shall remain subject to the Royalty if they are processed or reprocessed and Tornado receives revenues from such processing or reprocessing. If Materials are processed or reprocessed, the Royalty payable shall be determined by using the best engineering, metallurgical and technical practices and standards then available.

8. Title Maintenance.

8.1 Title Maintenance and Taxes. Tornado shall maintain title to the Royalty Property, including without limitation, paying when due all taxes on or with respect to the Royalty Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of Tornado and Owner, respectively, in the Royalty Property and under this Deed. Tornado shall deliver to Owner proof of Tornado's compliance with this Section not less than fifteen (15) days before the applicable deadline.

8.2 Claim Maintenance. Tornado shall perform all required assessment work on, pay all mining claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Royalty Property in accordance with applicable federal and state laws and regulations. Tornado shall deliver to Owner proof of Tornado's compliance with this Section not less than fifteen (15) days before the applicable deadline. If Tornado elects to abandon any of the unpatented mining claims effective within four (4) months of the deadline for performance of annual assessment work or payment of mining claim maintenance fees, Tornado shall perform such assessment work and pay the federal annual mining claim maintenance fees for such claims for the succeeding assessment year.

8.3 Abandonment. If Tornado intends to abandon or surrender any of the Royalty Property (the "Abandonment Property"), Tornado shall first give notice of such intention to Owner at least thirty (30) days in advance of the proposed date of abandonment or surrender. At any time before the date of Tornado's proposed abandonment or surrender of the Royalty Property Owner may deliver notice to Tornado that Owner desires Tornado to convey the

Abandonment Property to Owner. In such case, Tornado shall convey the Abandonment Property to Owner free and clear of any claims, encumbrances or liens created by, through or under Tornado. If Owner does not timely request reconveyance of the Abandonment Property, Owner's right to do so shall be irrevocably terminated.

9. **General Provisions.**

9.1 **Conflict.** If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of the Agreement shall prevail.

9.2 **Entire Agreement**. This Deed and the Agreement constitute the entire agreement between the parties.

9.3 **Additional Documents.** The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

9.4 **Binding Effect.** All of the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

9.5 **No Partnership.** Nothing in this Deed shall be construed to create, expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

9.6 **Governing Law**. This Deed is to be governed by and construed under the laws of the State of Nevada.

9.7 **Notices.** Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner: Earl W. Abbott
Diane M. Abbott

Stanley B. Keith
Susan Jo Keith

91875.003 JAK QCD 030906

If to Tornado : Tornado International Gold Corp.

This Deed is effective ________________________ , regardless of the date on which the parties execute this Deed.

______________________________	______________________________
Earl W. Abbott	Susan Jo Keith
______________________________	Tornado International Gold Corp.
Diane M. Abbott	
______________________________	By______________________________
Stanley B. Keith	Title:____________________________

STATE OF)
ss.
COUNTY OF)

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ____ ______________________, by Earl W. Abbott.

____
Notary Public

STATE OF)
ss.
COUNTY OF)

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ____ ______________________, by Diane M. Abbott.

____
Notary Public

STATE OF)
ss.
COUNTY OF)

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ____ ______________________, by Stanley B. Keith.

____
Notary Public

STATE OF)
ss.
COUNTY OF)

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ____ ______________________, by Susan Jo Keith.

____
Notary Public

STATE OF)
ss.
COUNTY OF)

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ____ ______________________________, by ____
as ______________________________________ of Tornado International Gold Corp.

____
Notary Public

91875.002 JAK QCD 102505